UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29, 2014

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Brannan Street

San Francisco, California  94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On April 29, 2014, Splunk Inc. (the “Company”) entered into an office lease (the “Lease”) with 270 Brannan Street, LLC (the “Landlord”) to lease approximately 182,000 square feet located at 270 Brannan Street, San Francisco, California (the “Premises”). The Lease provides for the initial lease of a portion of the Premises (the “Initial Premises”) and subsequent lease of the remaining Premises (the “Must-Take Premises”).  Base rent for the first year is based on 95,000 rentable square feet, regardless of the actual size of the Initial Premises.

The Lease term (the “Term”) is 84 months from the date that the Company begins paying rent for the applicable Premises. Subject to Landlord’s completion of certain pre-occupancy improvements, the Term for the Initial Premises is expected to commence on January 1, 2016 and the Term for the Must-Take Premises will commence one year thereafter.

Annual base rent will be approximately $6.3 million for the first year of the Term for the Initial Premises increasing to approximately $12.2 million on the rent term commencement date of the Must-Take Premises, and is subject to annual increases of 3.0% during the Term. The base rent payments do not include the Company’s proportionate share of any operating expenses, including real estate taxes, for the Premises.  The Company has the option to extend the Term for the Initial Premises and the Must-Take Premises (or portions thereof) for up to two renewal terms of five years each, provided that the rent would be subject to market adjustment at the beginning of each renewal term.

Additionally, the Company has a one-time right of first negotiation with respect to a proposed sale of the Premises.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLUNK INC.

By:	/s/ David F. Conte
David F. Conte
Senior Vice President and Chief Financial Officer

Date:  May 5, 2014